INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-60114) relating to the 2000 Stock Option and Incentive Plan of Shoe Carnival, Inc., and the Registration Statements on Form S-8 (Nos. 33-74050 and 333-44047) relating to the 1993 Stock Option and Incentive Plan of Shoe Carnival, Inc., and the Registration Statement on Form S-8 (No. 33-80979) relating to the Employee Stock Purchase Plan of Shoe Carnival, Inc., and the
Registration Statement on Form S-8 (No. 333-82819) relating to the Outside Directors Stock Option Plan of Shoe Carnival, Inc. of our report dated March 7, 2003 (March 12, 2003 as to Note 5), appearing in this Annual Report on Form 10-K of Shoe Carnival, Inc. and subsidiaries for the year ended February 1, 2003.

/s/ Deloitte & Touche LLP

San Francisco, California
May 1, 2003